CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-258243) and Form S-8 (Nos. 333-245177, 333-227860 and 333-223439) of Skye Bioscience, Inc., formerly known as Emerald Bioscience, Inc., and Subsidiaries (“Company”) of our report dated March 25, 2022 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) on our audit of the consolidated financial statements of the Company as of December 31, 2021, and for the year then ended, which report is included in this Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

Irvine, California
March 31, 2023